EXHIBIT 10.1

                             MINERAL LEASE AGREEMENT


Timberwolf Minerals, LTD (Lessor) leases to CAMELOT CORPORATION, (Lessee) the ten (10) unpatented mining claims attached as Exhibit "A" (referred to as the Property) located in Section 2, Township 2 North, Range 38 East, and Section 35, T 3 North, Range 38 East, Mt. Diablo Meridian in Esmeralda County, Nevada, USA, subject to the following conditions:

Recitals:

A.   "Effective Date" is June 11, 2010.

B. "Lease Year" means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

     1. Warranties. Lessor warrants that he is the owner of the unpatented mining claims more particularly described in Exhibit "A" as the Property, and said claims are free from all liens and encumbrances.

     2. Exploration and Development Rights. Lessor will grant the Property to Lessee for the Lease period with the exclusive right to explore, develop and mine the Property for gold, silver and other valuable minerals.

     3. Performance Requirements / Assumption of Claim Maintenance. Under applicable Federal, State, and County laws and regulations, Federal, State, and County annual mining claim maintenance or rental fees are required to be paid for the unpatented mining claims which constitute all or part of the Property. Lessee shall timely and properly pay the Federal, State, and County annual mining claim maintenance or rental fees, and shall execute and record or file, as applicable, proof of payment of the Federal, State, and County annual mining claim maintenance or rental fees and of Lessor's intention to hold the unpatented mining claims which constitute the Property. If Lessee does not terminate this Agreement before June 1 of any subsequent Lease Year, Lessee will be obligated either to pay the Federal, State, and Local annual mining claim maintenance or rental fees for the Property due that year or to reimburse Lessor for same.

     4. Area of Interest. Any additional claims located or acquired by the Lessee within one (1) mile from the exterior boundaries of the mining claims described in Exhibit "A" shall become a part of the leased property and shall be subject to the terms of this lease as of the Effective Date, excluding patented or unpatented claims held by others, and for which separate agreements need to be made.

     5. Schedule of Minimum Payments. The Lessee shall pay Lessor US$11,456.50 upon execution of this lease, which includes $1,456.50 for 2010 Maintenance Fees. The Lessee shall pay to Lessor minimum annual rental payments which shall begin on the first anniversary of this lease. Lessee shall be responsible for all federal, state and local taxes and

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          maintenance  fees as they come due during the term of this  Agreement.
          Lessee may extend this lease upon payment and grant of the following:

          a. Pay Lessor US$15,000 on or before the first anniversary, start of year two, of this lease.

          b. Pay Lessor US$20,000 on or before the second anniversary, start of year 3, of this lease.

          c. Pay Lessor US$25,000 on or before the third anniversary, start of year 4, of this lease

          d. Pay Lessor US$50,000 on or before the fourth anniversary, start of year 5, of this lease

          e. Pay Lessor US$50,000 on or before the fifth anniversary, start of year 6, of this lease.

               Each such payment shall be made on or before the successive anniversary of the execution of this lease.

               Lessee will have right to purchase all of TWM's interest, applicable on all unpatented claims as described in Exhibit "A" and within the boundaries of the Area of Interest for a cost of US$5,000,000 (five million US dollars) on or before the sixth anniversary, start of year 7 of this lease. Failure to finalize the buyout purchase price will terminate the lease agreement, as defined in Article 5e of this agreement, and the property will be returned to the Lessor in its entirety, as defined in Article 4 of this agreement.

     6. Conditions of Termination by Lessor. This lease may be terminated at any time by the Lessor subject to the following:

          f. If Lessee fails to meet the above lease payments, Lessor must give written notice to Lessee of such default. After receipt of default, Lessee has fifteen (15) days to cure the default.

          g.   Lessee shall  provide  proof of payment to Lessor at least twenty
               (20) days prior to due date of any and all payments to Federal, State and County authorities. If Lessee fails to make Federal, State, and County maintenance payments, tax payments or filing fees at least twenty (20) days prior to due date, Lessor shall notify Lessee of default. After ten (10) days, if the default is not cured, Lessor may initiate the appropriate payment. Lessee will be deemed to have defaulted on the lease without further notification by Lessor. Lessee will be able to cure this default by reimbursing all Federal, State and County payments made by the Lessor + a twenty percent (20%) penalty within thirty (30) days of payment.

          h. In the event that the Lessee makes payment, but fails to notify the Lessor, Lessee is directly responsible for reimbursement to Lessor of any excess money paid to any Federal, State, or County entity within thirty (30) days of payment.

     6. Conditions of Termination by Lessee. This Lease may be terminated at any time by the Lessee subject to the following:

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          a.   Lessee  must  give  written  notice  thirty  (30)  days  prior to relinquishing the leased property.

          b. In the event Lessee desires to terminate the agreement after June 1 of any year, Lessee shall be responsible for all Federal, State, and County Maintenance and filing fees for the next assessment year regarding the leased property.

          c. Lessee shall deliver to Lessor in digital or reproducible form all data generated or obtained for the leased property, whether factual or interpretive as defined in section 13.

          d. Lessee shall quitclaim to Lessor all claims located or acquired by Lessee within the one (1) mile area of interest described in Paragraph 4. During the Period of the lease, any and all unpatented mining claims that are considered unnecessary to the Lessee within the area of interest will be offered to the Lessor at least twenty (20) days prior to the annual payment to the Federal government.

     7. Reclamation. Compliance with the Law. All exploration and development work performed by Lessee during the term of this Agreement shall conform with the applicable laws and regulations of the state in which the Property is situated and the United States of America. Lessee shall be fully responsible for compliance with all applicable Federal, State, and local reclamation statutes, regulations and ordinances relating to such work, at Lessee's cost, and Lessee shall indemnify and hold harmless Lessor from any and all claims, assessments, fines and actions arising from Lessee's failure to perform the foregoing obligations. Lessee's reclamation obligation shall survive termination of this Agreement. Lessor agrees to cooperate with Lessee in Lessee's application for governmental licenses, permits, and approvals, the costs of which shall be borne by Lessee. Lessee shall own all governmental licenses, permits, and approvals. Lessor warrants that all disturbances from previous work performed on the property has been properly reclaimed according to applicable state and federal regulations.

     8. Liens. Lessee shall keep the property free from any and all liens and encumbrances.

     9. Transfer, Assignment. Lessor and Lessee and their respective successors shall have the right to assign or otherwise transfer their respective interests in the Agreement in whole or in part provided that the transferee agrees in writing to assume all, or a portion of all if applicable, obligations of Lessee or Lessor hereunder, as the case may be.

     10. Lease Term. The term of this lease is for twenty (20) years, renewable for additional twenty (20) years so long as conditions of the lease are met.

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     11.  Data and Reports.  Upon and after execution of the detailed agreement,
          Lessor will make available to Lessee all technical data, survey notes or maps, samples, drilling results including drill logs and reports concerning the Property which Lessor possesses, or to which it has access, or which it acquires in the future. Within sixty (60) days after termination of the detailed agreement, Lessee shall return to Lessor, all information of a nature similar to that described above and developed by Lessee during the term of the Lease Agreement. If requested by Lessor not more than once in any twelve (12) calendar months, Lessee shall submit to Lessor, within sixty (60) days of Lessee's receipt of such request, an annual progress report describing Lessee's work upon the Property, the results of such work, and the amounts expended by Lessee in furtherance thereof to the date of such report.

     12. Notification to Lesser. All notices and payments from Lessee to Lessor shall be sent to:

          Timberwolf Minerals, LTD
          1314 Linden St.
          Canon City, CO 81212  USA

          or any other person Lessor shall designate. If Lessor designates an alternative person to receive notices and payment, they shall provide written notice of such to Lessee. All lease payments shall be made in the form of a check payable to Timberwolf Minerals, LTD.

     13. Notification to Lessee. All notices from Lessor to Lessee shall be sent to:

          CAMELOT CORPORATION
          JEFFREY ROCKLIN, PRES.
          730 W. Randolph St.
          Chicago, IL  60661

or any other person Lessee shall designate. If Lessee designates an alternative person to receive notices, they shall provide written notice of such to Lessor.

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 The parties have executed this Agreement effective as of the Effective Date.

                                           TIMBERWOLF MINERALS, LTD


                                           By /s/ David S. Wolfe
                                             -----------------------------------

                                           Title President
                                                --------------------------------

STATE OF COLORADO     )
                      )  ss.
COUNTY FREMONT        )

Before me, a Notary Public in and for said State and County, duly commissioned and qualified, personally appeared David A. Wolfe with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who acknowledged himself to be the President of Timberwolf Minerals, LTD and who acknowledged that he executed the within instrument for the purposes therein contained.

Witness my hand, at office, this 18th day of June, 2010.




                                             /s/ Notary Public
                                             -----------------------------------
                                             NOTARY PUBLIC


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                                          CAMELOT CORPORATION


                                          By /s/ Jeffrey Rochlin
                                             -----------------------------------

                                          Title President
                                                --------------------------------

Personally appeared before me Jeffrey Rochlin, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who acknowledged that he executed the within instrument for the purpose therein contained.

Witness my hand, at office, this 11th day of June, 2010.



                                             /s/ Notary Public
                                             -----------------------------------
                                             NOTARY PUBLIC


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                                    EXHIBIT A
                             DESCRIPTION OF PROPERTY

UNPATENTED MINING CLAIMS

              Claim Name                               BLM Serial No.
              ----------                               --------------
                                                           NMC #

         BJ 101,103,105,107,109                      LEAD FILE # 1017556
         BJ 110,112, 114,116,118

     a total of TEN (10) "BJ" unpatented lode mining claims located in SECTION 2, T. 2 N, R. 38 E, AND SECTION 35, T. 3 N, R 38 E., Mt. Diablo Baseline & Meridian, Esmeralda County, Nevada, USA, owned by Timberwolf Minerals LTD.


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